Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Omnicom Group Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) of Omnicom Group Inc. and Omnicom Finance Holdings plc of our report dated February 11, 2020 with respect to the consolidated balance sheets of Omnicom Group Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 Annual Report on Form 10-K of Omnicom Group Inc. and subsidiaries and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

New York, New York

February 19, 2020